CPI Aerostructures, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES APPOINTS richard s. caswellTO BOARD OF DIRECTORS

EDGEWOOD, N.Y. – November 9, 2020 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) announced today that Richard S. Caswell has been appointed to its Board of Directors, effective November 4, 2020. He was also appointed Chairperson of the Audit and Finance Committee.

Mr. Caswell is a finance and accounting executive who possesses extensive experience in financial management, including government contracting, financial planning and analysis, accounting, mergers & acquisitions and taxation. He retired after 22 years at United Technologies Corporation where he served, in his latest role, as Vice President of Finance and Chief Financial Officer for the Power, Controls and Sensing System segment of United Technologies Aerospace Services. Previously, he served as Vice President, Finance and CFO of two units of United Technologies Corporation -- Sikorsky Aircraft and Pratt & Whitney Canada. Mr. Caswell began his career at Price Waterhouse where he was a certified public accountant. He received a Bachelor of Arts degree in Economics from Alfred University and a Masters of Science degree in Accounting from Syracuse University.

“With his background in financial leadership at one of the world’s largest aerospace companies, Richard brings valuable and timely expertise to CPI Aero’s Board of Directors. We welcome the contributions, insights and guidance he will provide the Board and our management team,” said Terry Stinson, Chairman of CPI Aero.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2019 and Form 10-Q for the three-month period ended March 31, 2020.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Investor Relations Counsel:

LHA Investor Relations

Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com